Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
‘mktg, inc.’ (formerly CoActive Marketing Group, Inc.)

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-02392 and 333-100563 on Form S-8 and Nos. 333-60157 and 333-31934 on Form S-3) of ‘mktg, inc.’ (formerly CoActive Marketing Group, Inc.) filed with the Securities and Exchange Commission of our report dated May 6, 2009 on the consolidated financial statements (as restated) of ‘mktg, inc.’ and subsidiaries appearing in the Annual Report on Form 10-K/A as of and for the year ended March 31, 2008.

/s/ Parente Randolph, LLC

Parente Randolph, LLC

New York, New York
May 6, 2009